Exhibit 11

	2003						2004
	Three Months Ended			Six Months Ended			Three Months Ended			Six Months Ended
	June 30,			June 30,			June 30,			June 30,
	Net		Per Share	Net		Per Share	Net		Per Share	Net		Per Share
	Loss	Shares	Amount	Loss	Shares	Amount	Income	Shares	Amount	Loss	Shares	Amount
	(In thousands, except per share data)						(In thousands, except per share data)
Basic EPS
Net income (loss) available to common shareholders	$(3,975)	20,969	$(0.19)	$(6,137)	20,964	$(0.29)	$1,314	24,381	$0.05	$(240)	24,325	$(0.01)

Effect of Dilutive Securities
Stock option plans		—			—			900			—

Dilutive EPS
Net income (loss) available to common shareholders and assumed conversions	$(3,975)	20,969	$(0.19)	$(6,137)	20,964	$(0.29)	$1,314	25,281	$0.05	$(240)	24,325	$(0.01)

NOTE: Options to purchase 5.0 million and 5.1 million shares of Class A Common Stock were outstanding during the six months ended June 30, 2003 and 2004, respectively, but were not included in the computation of diluted earnings per share because the effect would have been anti-dilutive.